As filed with the Securities and Exchange Commission on April 2, 2015.
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Scio Diamond Technology Corporation
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	45-3849662 (I.R.S. Employer Identification Number)

411 University Ridge, Suite D Greenville, SC (Address of Principal Executive Offices)	29601 (Zip Code)

Scio Diamond Technology Corporation
2012 Share Incentive Plan
(Full title of the plan)

Jonathan M. Pfohl
Chief Financial Officer
Scio Diamond Technology Corp.
411 University Ridge, Suite D
Greenville, SC 29601
(Name and address of agent for service)

(864) 758-4880
(Telephone number, including area code, of agent for service)

With copies to:
A. Blake Cooper, Esq.
Barnes & Thornburg LLP
11 S. Meridian Street
Indianapolis, Indiana 46204
(317) 231-6411

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (2)	Amount of registration fee(2)

Common Stock, $0.001 par value	5,000,000 shares	$1.16	$5,800,000	$673.96

(1)

This Registration Statement covers 5,000,000 shares of Common Stock, $0.001 par value, of Scio Diamond Technology Corp. (the “Company”) available for issuance under the Company’s 2012 Share Incentive Plan (the “Plan”).  In addition, pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock of the Company that may become issuable as a result of stock dividends, stock splits, or similar transactions described in the Plan.

(2)
Calculated solely for purposes of determining the registration fee pursuant to Rules 457(c) and (h) of the Securities Act of 1933, as amended.  The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the final bid and ask prices of the Company’s common stock, as reported on the OTC Bulletin Board on March 26, 2015.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Scio Diamond Technology Corp. (the “Company,” “we,” or “us”) to register 5,000,000 shares of Common Stock, $0.001 par value, of the Company, which may be awarded under the Scio Diamond Technology Corp. 2012 Share Incentive Plan (the “Plan”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We will send or give to participants in the Plan the document(s) containing the information required by Part I of this Registration Statement as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).  We are not filing such document(s) with the Commission but such document(s) constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement) a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014, filed with the Commission on August 15, 2014;
(b)
The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, September 30, and December 31, 2014 filed with the Commission on August 19 and November 14, 2014 and February 12, 2015, respectively; the Company’s Current Reports on Form 8-K filed with the Commission on April 14, April 16, April 22, April 29, June 2, June 20, June 26, July 11, July 17, July 21, August 27, October 10, October 22, October 27, October 29, November 4, November 14, December 15, December 22 and December 23 2014, and February 13, 2015; and all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 by the Company since March 31, 2014; and

(c)
The description of the Company’s common stock contained in the Company’s Registration Statement on Form S-1/A (File No. 333-166786), filed with the SEC on October 29, 2010, together with any amendment or report filed with the Commission for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the effective date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.  In no event, however, shall any information that the Company discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, which the Company may furnish to the Commission from time to time, be incorporated by reference into, or otherwise become a part of, this Registration Statement.  Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Company’s Second Amended and Restated Bylaws (the “Bylaws”) provide that the Company will indemnify each person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another business entity. The Bylaws also provide the expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the Company.

The Bylaws also permit the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another entity for any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify a present or former director, officer, employee or agent of the corporation, or of another entity for which such person is or was serving in such capacity at the request of the corporation, who is or was a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection therewith, arising by reason of service in such capacity if such person (i) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of corporation, however, no indemnification may be made for any claim, issue, or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Subsection 3 of Section 78.7502 of the Nevada Revised Statutes further provides that, to the extent a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections 1 and 2 thereof, or in the defense of any claim, issue, or matter therein, the corporation must indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Section 78.751 of the Nevada Revised Statutes provides that unless discretionary indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders; by a majority vote of a quorum of the board of directors who were not parties to the action, suit, or proceeding; or in specified circumstances by independent legal counsel in a written opinion. In addition, the articles of incorporation, bylaws, or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

Section 78.752 of the Nevada Revised Statutes provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving in such capacity at the request of the corporation, for any liability asserted against the person and liability and expenses incurred by the person in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify such a person against such liability and expenses.

The foregoing is only a general summary of certain aspects of the Nevada Law and the Bylaws, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Nevada Revised Statutes and the Bylaws.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Exhibit

4.1	Scio Diamond Technology Corp. 2012 Share Incentive Plan (incorporated by reference to Exhibit 10.2 of the registrant’s Current Report on Form 8-K filed with the SEC on February 4, 2013)
5.1	Opinion of Barnes & Thornburg LLP
23.1	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1)
23.2	Consent of Cherry Bekaert LLP

Item 9.  Undertakings.
(a)   The undersigned registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)   To include any prospectus required by Section 10(a)(3) of the 1933 Act;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that the foregoing paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the Registration Statement.
(2)   That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)   Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Scio Diamond Technology Corp. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, South Carolina, on April 2, 2015.

SCIO DIAMOND TECHNOLOGY CORP.

By:	/s/ Gerald A. McGuire
Gerald A. McGuire Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerald A. McGuire
Gerald A. McGuire	Chief Executive Officer; Director (Principal Executive Officer)	April 2, 2015
/s/ Jonathan M. Pfohl
Jonathan M. Pfohl	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 2, 2015
/s/ Bernard M. McPheely
Bernard M. McPheely	Chairman of the Board of Directors	April 2, 2015
/s/ James A. Korn
James A. Korn	Director	April 2, 2015
/s/ Karl V. Leaverton
Karl V. Leaverton	Director	April 2, 2015
/s/ Bruce M. Likly
Bruce M. Likly	Director	April 2, 2015
/s/ Lewis T. Smoak
Lewis T. Smoak	Director	April 2, 2015
/s/ Benjamin Wolkowitz
Benjamin Wolkowitz	Director	April 2, 2015

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1	Scio Diamond Technology Corp. 2012 Share Incentive Plan (incorporated by reference to Exhibit 10.2 of the registrant’s Current Report on Form 8-K filed with the Commission on February 4, 2013)
5.1	Opinion of Barnes & Thornburg LLP
23.1	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1)
23.2	Consent of Cherry Bekaert LLP